SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:    Eaton Vance Insured Municipal Bond Fund

Address of Principal Business Office (No. & Street, City, State Zip Code):

                  The Eaton Vance Building
                  255 State Street
                  Boston, Massachusetts  02109

Telephone Number (including area code):

                  (617) 482-8260

Name and address of agent for service of process:

                  Alan R. Dynner
                  The Eaton Vance Building
                  255 State Street
                  Boston, Massachusetts  02109

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [x] NO [ ]



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                                    Signature

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 2nd day of July 2002.

                                    EATON VANCE INSURED MUNICIPAL BOND FUND


                                    By:   /s/ Thomas J. Fetter
                                         --------------------------------
                                             Thomas J. Fetter
                                             President

Attest:   /s/ Alan R. Dynner
              --------------------------
              Alan R. Dynner
              Secretary











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